OPINION OF COUNSEL

Re: Rule 24f-2 Notice for The Travelers Fund ABD ("C" SHARES") for Variable Annuities; File No. 333-23311

	With regard to the Rule 24f-2 Notice filed by The Travelers Fund ABD ("C" SHARES") for Variable Annuities covering variable annuity
contracts,  I   have examined  such documents and such law
as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The Travelers Fund ABD ("C" SHARES") for Variable Annuities is a duly authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut General Statutes.

	3.The variable annuity contracts issued   are  valid,  legal  and
	binding obligations of The Travelers Insurance Company; the securities are legally issued, fully paid and non-assessable.

	4.Assets of The Travelers Fund ABD ("C" SHARES") for Variable Annuities are not chargeable with liabilities arising out of any other business which The Travelers Insurance Company may conduct.

/s/ Kathleen A. McGah
-----------------------------------------
Counsel and Assistant Secretary
The Travelers Insurance Company

Dated: February 25, 1998